Product supplement no. 51-I To prospectus dated December 1, 2005 and prospectus supplement dated October 12, 2006	Registration Statement No. 333-130051 Dated November 9, 2006 Rule 424(b)(2)

JPMorgan Chase & Co.
Principal Protected Notes Linked to a Weighted Basket Consisting of up to Eight Commodities

General

•	JPMorgan Chase & Co. may from time to time offer and sell principal protected notes linked to a weighted Basket consisting of up to eight commodities, as described below. This product supplement no. 51-I describes terms that will apply generally to the principal protected notes, and supplements the terms described in the accompanying prospectus supplement and prospectus. A separate term sheet or pricing supplement, as the case may be, will describe terms that apply specifically to the notes, including any changes to the terms specified below. We refer to such term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus supplement or prospectus, the terms described in the relevant terms supplement shall control.
•	The notes are the senior unsecured obligations of JPMorgan Chase & Co.
•	Payment is linked to a weighted Basket consisting of some or all of the following commodities: Primary Aluminum (“Aluminum”); IPE Brent Blend Crude Oil (“Brent Crude”); Copper Grade A (“Copper”); Gold (“Gold”); Standard Lead (“Lead”); Primary Nickel (“Nickel”); Silver (“Silver”); and Special High Grade Zinc (“Zinc”) (each a “Basket Commodity” and, together, the “Basket Commodities”), as described below. In certain cases, only one Basket Commodity may compose the entire Basket.
•	Unless otherwise specified in the relevant terms supplement, full principal protection if the notes are held to maturity.
•	Unless otherwise specified in the relevant terms supplement, cash payment at maturity of principal plus the Additional Amount.
•	The Additional Amount will depend on the Basket Return and the specific terms of the notes as set forth in the relevant terms supplement. Unless otherwise specified, the Additional Amount per $1,000 principal amount note will equal (A) $1,000 x the Basket Return x the Participation Rate, but will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable, or (B) an amount calculated according to the formula in clause (A), unless the Basket Closing Level exceeds a specified level (which we refer to as the Knock-Out Level) on one of the trading days specified in the relevant terms supplement, in which case the Additional Amount will equal $1,000 x the Knock-Out Rate, or (C) if the Ending Basket Level is greater than or equal to the Starting Basket Level, a fixed amount specified in the relevant terms supplement (which amount we refer to as the Fixed Payment) and otherwise zero (or the Minimum Return, if applicable).
•	In addition to a cash payment at maturity of the applicable principal amount plus the Additional Amount, if any, the notes may pay interest prior to maturity, as specified in the relevant terms supplement.
•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page PS-30.
•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.
•	Investing in the notes is not equivalent to investing in the Basket, any of the Basket Commodities or futures contracts on, exchange-traded or over-the-counter instruments based on, or other instruments linked to, any of the Basket Commodities.
•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	Unless otherwise specified in the relevant terms supplement, the Basket Commodities and the weight of each Basket Commodity in the Basket are as follows:

Basket Commodity	Bloomberg Symbol	Weight

Aluminum	LOAHDY	†
Brent Crude	CO1	†
Copper	LOCADY	†
Gold	GOLDLNPM	†
Lead	LOPBDY	†
Nickel	LONIDY	†
Silver	SLVRLN	†
Zinc	LOZSDY	†
† The weight of each Basket Commodity in the Basket will be specified in the relevant terms supplement and will be fixed for the term of the notes. For example, the relevant terms supplement may specify that each Basket Commodity has an equal weight in the Basket, in which case each Basket Commodity makes up 1/8 of the value of the Basket, or the relevant terms supplement may specify a different weighting for each of the eight Basket Commodities. In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket.

Payment at Maturity:	Unless otherwise specified in the relevant terms supplement, at maturity, you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount, which may be zero (or may equal the Minimum Return, if applicable).

Additional Amount (Notes with neither a Knock-Out Level nor a Fixed Payment):	For notes with neither a Knock-Out Level nor a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

Additional Amount (Notes with a Knock-Out Level):	For notes with a Knock-Out Level, the Additional Amount per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:
(1)	If the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)	If the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement, which we refer to as a Knock-Out Event, $1,000 x the Knock-Out Rate.

Additional Amount (Notes with a Fixed Payment):	For notes with a Fixed Payment, the Additional Amount per $1,000 principal amount note paid at maturity will equal:
(1)	If the Ending Basket Level is greater than or equal to the Starting Basket Level, an amount specified in the relevant terms supplement; or

(2)	If the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).

Minimum Return:	If applicable, then the Additional Amount will equal at least the amount specified as the Minimum Return in the relevant terms supplement.

Maximum Return:	If applicable, then the Additional Amount will equal no more than the amount specified as the Maximum Return in the relevant terms supplement.

Other Terms:	In each case if applicable, the Participation Rate, Knock-Out Level, Knock-Out Rate, Knock-Out Event, Fixed Payment, Interest Rate, Partial Principal Protection Percentage, Interest Period, Interest Determination Dates and/or Interest Payment Date(s) will be set forth in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:

Ending Basket Level – Starting Basket Level Starting Basket Level

Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set to equal 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Commodity, the settlement price or fixing level of that Basket Commodity on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.

Ending Basket Level:	The Basket Closing Level on the Observation Date or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as specified in the relevant terms supplement.

Basket Closing Level:	Unless otherwise specified in the relevant terms supplement, the Basket Closing Level will be calculated as follows:

100 x [1 + (Aluminum Return * Aluminum Weighting) + (Brent Crude Return * Brent Crude Weighting) + (Copper Return * Copper Weighting) + (Gold Return * Gold Weighting) + (Lead Return * Lead Weighting) + (Nickel Return * Nickel Weighting) + (Silver Return * Silver Weighting) + (Zinc Return * Zinc Weighting)]

Unless otherwise specified in the relevant terms supplement, each of the Aluminum Return, the Copper Return, the Lead Return, the Nickel Return and the Zinc Return is the performance of the respective Basket Commodity, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per metric ton quoted by the London Metal Exchange (the “LME”) for the relevant Basket Commodity on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price per metric ton quoted by the LME for the relevant Basket Commodity on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the Brent Crude Return is the performance of Brent Crude, expressed as a percentage, from the official U.S. dollar cash settlement price per barrel quoted by ICE Futures (the “ICE Futures”) for Brent Crude of the futures contract in respect of the first nearby month on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash settlement price per barrel quoted by ICE Futures for Brent Crude of the futures contract in respect of the first nearby month on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the Gold Return is the performance of Gold, expressed as a percentage, from the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the London Bullion Market Association (the “LBMA”) on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the Silver Return is the performance of Silver, expressed as a percentage, from the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

The Aluminum Weighting, the Copper Weighting, the Gold Weighting, the Lead Weighting, the Silver Weighting and the Zinc Weighting (each a “Commodity Weighting” and, collectively, the “Commodity Weightings”) are the respective weights of each of the Basket Commodities in the Basket as specified in the relevant terms supplement. For example, if the relevant terms supplement specifies that Aluminum is weighted to compose 25% of the value of the Basket, the Aluminum Weighting is 25%.

For additional information, see “Description of Notes — Payment at Maturity.”

Basket Valuation Date(s):	The Ending Basket Level will be calculated on a single date, which we refer to as the Observation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Basket Valuation Dates in this product supplement. Any Basket Valuation Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The maturity date of the notes is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Payment at Maturity.”

Investing in the Principal Protected Notes involves a number of risks. See “Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 51-I, the accompanying prospectus supplement and prospectus, or any related terms supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 9, 2006

        In making your investment decision, you should rely only on the information contained or incorporated by reference in the terms supplement relevant to your investment, this product supplement no. 51-I and the accompanying prospectus supplement and prospectus with respect to the notes offered by the relevant terms supplement and this product supplement no. 51-I and with respect to JPMorgan Chase & Co. This product supplement no. 51-I, together with the relevant terms supplement and the accompanying prospectus and prospectus supplement, contain the terms of the notes and supersede all other prior or contemporaneous oral statements as well as any other written materials including preliminary pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. The information in the relevant terms supplement, this product supplement no. 51-I and the accompanying prospectus supplement and prospectus may only be accurate as of the dates of each of these documents, respectively.

        The notes described in the relevant terms supplement and this product supplement no. 51-I are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the National Association of Securities Dealers, Inc. and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplement, this product supplement no. 51-I and the accompanying prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

        In this product supplement no. 51-I and the accompanying prospectus supplement and prospectus, “we,” “us” and “our” refer to JPMorgan Chase & Co., unless the context requires otherwise.

i

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 51-I nor the accompanying prospectus supplement, prospectus or terms supplement constitutes an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 51-I nor the accompanying prospectus supplement, prospectus or terms supplement nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 51-I and accompanying prospectus supplement, prospectus and terms supplement is correct as of any date after the date hereof.

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 51-I and the accompanying prospectus supplement, prospectus and terms supplement and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 51-I or the accompanying prospectus supplement, prospectus or terms supplement may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 51-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 51-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 51-I, the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

ii

DESCRIPTION OF NOTES

        The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. A separate terms supplement will describe the terms that apply specifically to the notes, including any changes to the terms specified below. Capitalized terms used but not defined in this product supplement no. 51-I have the meanings assigned in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The term “note” refers to each $1,000 principal amount of our Principal Protected Notes Linked to a Basket Consisting of up to Eight Commodities.

General

        The Principal Protected Notes are senior unsecured obligations of JPMorgan Chase & Co. that are linked to a weighted Basket (the “Basket”) consisting of up to eight commodities (each a “Basket Commodity” and, together, the “Basket Commodities”), as described below. In certain cases, only one Basket Commodity may compose the entire Basket. The notes are a series of securities referred to in the accompanying prospectus supplement, prospectus and the relevant terms supplement. The notes will be issued by JPMorgan Chase & Co. under an indenture dated May 25, 2001, as may be amended or supplemented from time to time, between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee.

        Unless otherwise specified in the relevant terms supplement, the notes will not pay interest or a fixed amount at maturity. Instead, at maturity you will receive a payment in cash, the amount of which will vary depending on the performance of the Basket over the term of the notes, calculated in accordance with the applicable formula as set out below. Unless otherwise specified in the relevant terms supplement, we will pay you at maturity at least the principal amount of $1,000 for each $1,000 principal amount note and, if specified in the relevant terms supplement, accrued and unpaid interest, and/or Minimum Return.

        The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

        The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of Notes — Forms of Notes” in the prospectus supplement and “Forms of Securities — Global Securities” in the prospectus.

        The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 51-I. The terms described in that document supplement those described herein and in the accompanying prospectus and prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying prospectus or prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

        The maturity date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Basket Valuation Date is postponed as described below. We will specify, in each case if applicable, the Participation Rate, Partial Principal Protection Percentage, Minimum Return, Maximum Return, Knock-Out Level, Knock-Out Rate and Fixed Payment and the applicable terms of any such payment terms in the relevant terms supplement.

PS-1

        Your return on the notes will be linked to the performance during the life of the notes of a weighted Basket consisting of up to eight Basket Commodities: Primary Aluminum (“Aluminum”); IPE Brent Blend Crude Oil (“Brent Crude”); Copper Grade A (“Copper”); Gold (“Gold”); Standard Lead (“Lead”); Primary Nickel (“Nickel”); Silver (“Silver”); and Special High Grade Zinc (“Zinc”).

        Unless otherwise specified in the relevant terms supplement, at maturity you will receive a cash payment for each $1,000 principal amount note of $1,000 plus the Additional Amount as described below, which amount may be zero unless a Minimum Return applies. Unless otherwise specified in the relevant terms supplement, you will not receive less than $1,000 for each $1,000 principal amount note if you hold the notes to maturity.

        For notes with neither a Knock-Out Level nor a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate, provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable.

        The “Partial Principal Protection Percentage” will be a percentage less than 100%, as specified in the relevant terms supplement.

        The “Participation Rate” will be a percentage, which may be more or less than 100%, as specified in the relevant terms supplement.

        The “Minimum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        The “Maximum Return” will be a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        For notes with a Knock-Out Level, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal, unless otherwise specified in the relevant terms supplement:

(1)	if the Basket Closing Level is less than the Knock-Out Level on each of the trading days specified in the relevant terms supplement, $1,000 x the Basket Return x the Participation Rate; provided that the Additional Amount will not be less than zero (or the Minimum Return, if applicable) or greater than the Maximum Return, if applicable; or

(2)	if the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified by the relevant terms supplement, which we refer to as a “Knock-Out Event,” $1,000 x the Knock-Out Rate.

        The “Knock-Out Level” will be a percentage of the Starting Basket Level or a fixed level of the Basket as specified in the relevant terms supplement.

        The “Knock-Out Rate” will be a percentage as specified in the relevant terms supplement.

        A “Knock-Out Event” occurs when the Basket Closing Level is greater than or equal to the Knock-Out Level on any of the trading days specified in the relevant terms supplement. For example, the terms supplement may specify a single Basket Valuation Date as the only trading day on which a Knock-Out Event can occur, or the terms supplement may specify that a Knock-Out Event can occur on any trading day during the term of the notes.

        For notes with a Fixed Payment, the “Additional Amount” per $1,000 principal amount note paid at maturity will equal:

(1)	if the Ending Basket Level is greater than or equal to the Starting Basket Level, the Fixed Payment; or

(2)	if the Ending Basket Level is less than the Starting Basket Level, zero (or the Minimum Return, if applicable).

PS-2

        The “Fixed Payment” is a fixed dollar amount per $1,000 principal amount note as specified in the relevant terms supplement.

        Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change of the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level. The relevant terms supplement will specify the manner in which the Ending Basket Level will be determined. The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level – Starting Basket Level Starting Basket Level

        Unless otherwise specified in the relevant terms supplement, the “Starting Basket Level” will be set to equal 100 on the pricing date or such other relevant date or dates as specified in the relevant terms supplement, or, if the Basket consists of a single Basket Commodity, the settlement price or fixing level of that Basket Commodity on the pricing date or such other relevant date or dates as specified in the relevant terms supplement.

        The “Ending Basket Level” is equal to the Basket Closing Level on the Observation Date or an arithmetic average of the Basket Closing Levels on each of the Averaging Dates or such other date or dates as specified in the relevant terms supplement.

        Unless otherwise specified in the relevant terms supplement, the “Basket Closing Level” will be calculated as follows:

100 x [1 + (Aluminum Return * Aluminum Weighting) + (Brent Crude Return * Brent Crude Weighting) + (Copper Return * Copper Weighting) + (Gold Return * Gold Weighting) + (Lead Return * Lead Weighting) + (Nickel Return * Nickel Weighting) + (Silver Return * Silver Weighting) + (Zinc Return * Zinc Weighting)]

        Unless otherwise specified in the relevant terms supplement, each of the Aluminum Return, Copper Return, Lead Return, Nickel Return and Zinc Return is the performance of the respective Basket Commodity, expressed as a percentage, from the official U.S. dollar cash buyer settlement price per metric ton quoted by the London Metal Exchange (the “LME”) for the relevant Basket Commodity on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official U.S. dollar cash buyer settlement price per metric ton quoted by the LME for the relevant Basket Commodity on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

        Unless otherwise specified in the relevant terms supplement, the Brent Crude Return is the performance of Brent Crude, expressed as a percentage, from the official U.S. dollar cash settlement price per barrel quoted by ICE Futures (“ICE Futures”) for Brent Crude of the futures contract in respect of the first nearby month on the pricing date or other relevant date or dates specified in the relevant terms supplement to the official U.S. dollar cash settlement price per barrel quoted by ICE Futures for Brent Crude of the futures contract in respect of the first nearby month on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

        Unless otherwise specified in the relevant terms supplement, the Gold Return is the performance of Gold, expressed as a percentage, from the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the London Bullion Market Association (the “LBMA”) on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

        Unless otherwise specified in the relevant terms supplement, the Silver Return is the performance of Silver, expressed as a percentage, from the official Silver fixing level in U.S. dollars per troy ounce

PS-3

quoted by the LBMA on the pricing date or other relevant date or dates as specified in the relevant terms supplement to the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement.

        The Aluminum Weighting, the Brent Crude Weighting, the Copper Weighting, the Gold Weighting, the Lead Weighting, the Nickel Weighting, the Silver Weighting and the Zinc Weighting (each a “Commodity Weighting” and, collectively, the “Commodity Weightings”) are the respective weights of each of the Basket Commodities in the Basket as specified in the relevant terms supplement and will be fixed for the term of the notes. For example, if the relevant terms supplement specifies that Aluminum is weighted to compose 25% of the value of the Basket, the Aluminum Weighting is 25%. In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket.

        On any trading day, the “Aluminum Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Aluminum Return =	Aluminum Closing Level – Aluminum Starting Level Aluminum Starting Level

where the “Aluminum Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of Aluminum quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Aluminum Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Aluminum quoted by the LME, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement, or, if the Basket consists only of Aluminum, on the Observation Date (or the arithmetic average of the official U.S. dollar cash buyer settlement price per metric ton of Aluminum quoted by the LME, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Brent Crude Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Brent Crude Return =	Brent Crude Closing Level – Brent Crude Starting Level Brent Crude Starting Level

where the “Brent Crude Starting Level” is the official U.S. dollar cash settlement price per barrel quoted by ICE Futures, as reported by Bloomberg Financial Markets, for Brent Crude of the futures contract in respect of the first nearby month on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Brent Crude Closing Level” is the official U.S. dollar cash settlement price per barrel quoted by ICE Futures, as reported by Bloomberg Financial Markets, for Brent Crude of the futures contract in respect of the first nearby month on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Brent Crude, on the Observation Date (or the arithmetic average of the official U.S. dollar cash settlement price per barrel quoted by ICE Futures, as reported by Bloomberg Financial Markets, for Brent Crude of the futures contract in respect of the first nearby month on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Copper Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Copper Return =	Copper Closing Level – Copper Starting Level Copper Starting Level

PS-4

where the “Copper Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of Copper quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Copper Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Copper quoted by the LME, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Copper, on the Observation Date (or the arithmetic average of the official U.S. dollar cash buyer settlement price per metric ton of Copper quoted by the LME, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Gold Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Gold Return =	Gold Closing Level – Gold Starting Level Gold Starting Level

where the “Gold Starting Level” is the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Gold Closing Level” is the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Gold, on the Observation Date (or the arithmetic average of the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Lead Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Lead Return =	Lead Closing Level – Lead Starting Level Lead Starting Level

where the “Lead Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of Lead quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Lead Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Lead quoted by the LME, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Lead, on the Observation Date (or the arithmetic average of the official U.S. dollar cash buyer settlement price per metric ton of Lead quoted by the LME, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Nickel Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Nickel Return =	Nickel Closing Level – Nickel Starting Level Nickel Starting Level

where the “Nickel Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of Nickel quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Nickel Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Nickel quoted by the LME, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any

PS-5

other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Nickel, on the Observation Date (or the arithmetic average of the official U.S. dollar cash buyer settlement price per metric ton of Nickel quoted by the LME, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        On any trading day, the “Silver Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Silver Return =	Silver Closing Level – Silver Starting Level Silver Starting Level

where the “Silver Starting Level” is the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Silver Closing Level” is the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Silver, on the Observation Date (or the arithmetic average of the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement

        On any trading day, the “Zinc Return” is calculated as follows, unless otherwise specified in the relevant terms supplement:

Zinc Return =	Zinc Closing Level – Zinc Starting Level Zinc Starting Level

where the “Zinc Starting Level” is the official U.S. dollar cash buyer settlement price per metric ton of zinc quoted by the LME, as reported by Bloomberg Financial Markets, on the pricing date or other relevant date or dates as specified in the relevant terms supplement and the “Zinc Closing Level” is the official U.S. dollar cash buyer settlement price per metric ton of Zinc quoted by the LME, as reported by Bloomberg Financial Markets, on each relevant Basket Valuation Date or any other trading day on which the Basket Closing Level is to be calculated, as specified in the relevant terms supplement or, if the Basket consists only of Zinc, on the Observation Date (or the arithmetic average of the official U.S. dollar cash buyer settlement price per metric ton of Zinc quoted by the LME, as reported by Bloomberg Financial Markets on each of the Averaging Dates) or such other date or dates as specified in the relevant terms supplement.

        In certain circumstances, the “starting level” and “closing level” of any Basket Commodity will be based on the alternate calculation of such Basket Commodity described under “The Basket — Discontinuation of Trading on the LME, ICE Futures or the LBMA in the Basket Commodities; Alteration of Method of Calculation.”

        A “trading day” is, unless otherwise specified in the relevant terms supplement, a day, as determined by the calculation agent, on which trading is generally conducted on the LME, ICE Futures or the LBMA with respect to the applicable Basket Commodity.

        The Basket Valuation Date(s) will be a single date, which we refer to as the Observation Date, or several dates, each of which we refer to as an Averaging Date.

        The maturity date will be specified in the relevant terms supplement. If the scheduled maturity date (as specified in the relevant terms supplement) is not a business day, then the maturity date will be the next succeeding business day following such scheduled maturity date. If, due to a market disruption event or otherwise, the final Basket Valuation Date is postponed so that it falls less than three business days prior to the scheduled maturity date, the maturity date will be the third business day following that final Basket Valuation Date, as postponed, unless otherwise specified in the

PS-6

relevant terms supplement. We describe market disruption events under “General Terms of the Notes — Market Disruption Events.”

        We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable at maturity and on the interest payment dates, if any, with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

        A “business day” is, unless otherwise specified in the relevant terms supplement, any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted.

        Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Notes with a maturity of more than one year

        The Basket Valuation Date(s) will be specified in the applicable terms supplement and any such date is subject to adjustment as described below. If a Basket Valuation Date is not a trading day or if there is a market disruption event on such day, the applicable Basket Valuation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or be continuing; provided that the Basket Closing Level will not be determined on a date later than the tenth scheduled trading day after the final Basket Valuation Date, and if such day is not a trading day, or if there is a market disruption event on such date, the calculation agent will determine the closing level of each Basket Commodity for the Basket Valuation Date on such date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event (or prior to the non-trading day), using the settlement price or fixing level, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, the calculation agent’s good faith estimate of the settlement price or fixing level, as applicable, that would have prevailed but for such suspension or limitation or non-trading day), on such tenth scheduled trading day of each Basket Commodity most recently included the Basket and affected by such market disruption event.

Notes with a maturity of not more than one year

        If a market disruption event occurs on any Basket Valuation Date other than the final Basket Valuation Date, or such date is not a trading day, the Basket Closing Level will be determined on the immediately succeeding trading day on which no market disruption event shall have occurred or be continuing. The final Basket Valuation Date will be the third scheduled trading day prior to the maturity date, unless the calculation agent determines that a market disruption event occurred or is continuing on that day. In that event, the final Basket Valuation Date will be the first succeeding trading day on which the calculation agent determines that a market disruption event has not occurred and is not continuing. In no event, however, shall the final Basket Valuation Date be postponed more than ten business days, provided that such final Basket Valuation Date, as postponed, shall not produce a maturity date (including the issue date but not the maturity date) more than one year after the issue date (any such date, the “Final Disrupted Valuation Date”). If the final Basket Valuation Date has been postponed to the Final Disrupted Valuation Date, and such Final Disrupted Valuation Date is not a trading day, or if there is a market disruption event on such Final Disrupted Valuation Date, the calculation agent will determine the closing level of each Basket Commodity on such Final Disrupted Valuation Date in accordance with the formula for and method of calculating such closing level last in effect prior to commencement of the market disruption event, using the settlement price or fixing level, as applicable (or, if trading in the relevant commodities has been materially suspended or materially limited, its good faith estimate of the settlement price or fixing level, as applicable, that would have prevailed but for such suspension or limitation or non-trading

PS-7

day) on the business day immediately preceding such Final Disrupted Valuation Date of each Basket Commodity most recently included the Basket and affected by such market disruption event.

Basket Consisting of a Single Basket Commodity

        If the Basket consists of only one Basket Commodity, unless otherwise specified in the relevant terms supplement, all references to (1) the “Basket Return” will be deemed to refer to the “Aluminum Return,” the “Brent Crude Return,” the “Copper Return,” the “Gold Return,” the “Lead Return,” the “Nickel Return,” the “Silver Return” or the “Zinc Return,” as applicable, (2) the “Ending Basket Level” will be deemed to refer to the “Aluminum Closing Level,” the “Brent Crude Closing Level,” the “Copper Closing Level,” the “Gold Closing Level,”the “Lead Closing Level,” the “Nickel Closing Level,” the “Silver Closing Level” or the “Zinc Closing Level,” as applicable, and (3) the “Starting Basket Level” will be deemed to refer to the “Aluminum Starting Level,” the “Brent Crude Starting Level,” the “Copper Starting Level,” the “Gold Starting Level,” the “Lead Starting Level,”the “Nickel Starting Level,” the “Silver Starting Level” or the “Zinc Closing Level,” as applicable.

Interest Payments

        If the relevant terms supplement specifies that the notes will bear interest, the notes will bear interest at the rate per annum, or such rate or rates, as specified in such terms supplement. Under these circumstances, interest will accrue from the issuance date of the notes to but excluding the maturity date. Interest will be paid in arrears on each date specified in the relevant terms supplement (each such date an “Interest Payment Date”) to and excluding the maturity date, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date, whether or not such fifteenth calendar day is a business day, unless otherwise specified in the relevant terms supplement. Interest on the notes will be calculated based on a 360-day year of twelve 30-day months, unless otherwise specified in the relevant terms supplement. If any day on which a payment of interest or principal is due is not a business day, the payment will be made with the same force and effect on the next succeeding business day, but no additional interest will accrue as a result of the delayed payment, and the next interest payment period will commence as if the payment had not been delayed. If the maturity date is adjusted as the result of a market disruption event, the payment of interest due on the maturity date will be made on the maturity date as adjusted, with the same force and effect as if the maturity date had not been adjusted, but no additional interest will accrue or be payable as a result of the delayed payment.

PS-8

RISK FACTORS

        Your investment in the notes will involve certain risks. The notes may not pay interest or guarantee any return of principal prior to maturity, unless otherwise specified in the relevant terms supplement. Investing in the notes is not equivalent to investing directly in the Basket, any of the Basket Commodities or futures contracts on, or other instruments linked to, any of the Basket Commodities. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks before you decide that an investment in the notes is suitable for you.

The notes differ from conventional debt securities.

        The notes combine features of equity and debt. The terms of the notes differ from those of conventional debt securities in that we may not pay interest on the notes or, if we do pay interest, a significant portion of your total payment at maturity may be based on the performance of the Basket rather than the interest rate we will pay you. Where the relevant terms supplement does not provide for interest payments, if the Ending Basket Level does not exceed, or in certain cases, equal, the Starting Basket Level, and if the Basket Closing Level is less than the Knock-Out Level, if any, on each of the trading days specified in the relevant terms supplement, at maturity you will receive only $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note, unless otherwise specified in the relevant terms supplement. Therefore, the return on your investment in the notes may be less than the amount that would be paid on an ordinary debt security. The return at maturity of only the applicable principal amount of each note (plus the Minimum Return, if any) will not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The notes may not pay more than the applicable principal amount, and accrued and unpaid interest, if applicable, at maturity.

        If the Ending Basket Level is less than, or, in certain cases, equal to the Starting Basket Level, and the Basket Closing Level is less than the Knock-Out Level, if any, on all of the trading days specified in the relevant terms supplement, you will receive only the applicable interest payments, if any, set forth in the terms supplement and, unless otherwise specified in the relevant terms supplement $1,000 (plus the Minimum Return, if any) for each $1,000 principal amount note you hold at maturity. This will be true even if the value of the Basket was higher than the Starting Basket Level at some time during the life of the notes but later falls below the Starting Basket Level. Because the notes may accrue interest at an interest rate lower than that payable for other debt securities issued by us with a comparable maturity, the return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity. This return may not fully compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The appreciation potential of the notes will be limited by the Knock-Out Level, if applicable.

        If the notes have a Knock-Out Level, the appreciation potential of the notes is limited by the Knock-Out Level and the corresponding maximum Basket Return. For example, if the Knock-Out Level equals 125% of the Starting Basket Level, the appreciation potential of the notes is limited to 24.99%. Once the Basket Closing Level equals or exceeds the Knock-Out Level, the appreciation potential of the notes is limited to the Knock-Out Rate, even if the Basket Return is greater than the Knock-Out Rate. For notes with a Knock-Out Level, if the Basket Closing Level is greater than or equal to the Knock-Out Level on any trading day specified in the relevant terms supplement, the return on the notes will equal the Knock-Out Rate multiplied by the applicable principal amount of the notes and will not be determined by reference to the Basket Return. This return may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices or the stocks underlying the Basket Indices. Under these circumstances, your return will not reflect any potential increase in the Ending Basket Level, as compared to the Starting Basket Level, of greater than the Knock-Out Rate.

PS-9

The Ending Basket Level may be less than the Basket level at other times during the term of the notes.

        Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Basket Valuation Dates during the term of the notes, the level of the Basket at various other times during the term of the notes could be higher than the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Basket Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Basket Valuation Date(s) or if there is significant volatility in the Basket level during the term of the notes (especially on dates near the Basket Valuation Date(s)). For example, when the Basket Valuation Date is near the end of the term of the notes, then if the Basket levels increase or remain relatively constant and then decreases below the Starting Basket Level, the Ending Basket Level may be significantly less than if it were calculated on a date earlier than the Basket Valuation Date(s). Under these circumstances, you may receive a lower payment at maturity than you would have received if you had invested in the Basket, the Basket Commodities or contracts relating to the Basket Commodities for which there is an active secondary market.

The appreciation potential of the notes will be limited by the Fixed Payment, if applicable.

        If the notes have a Fixed Payment, the appreciation potential of the notes is limited to the appreciation represented by such Fixed Payment, even if the appreciation in the Basket would, but for the Fixed Payment, result in the payment of a greater Additional Amount at maturity. If the Ending Basket Level is greater than or equal to the Initial Basket Level, the return on the notes will equal the Fixed Payment and will not be determined by reference to the Basket Return. This return will be limited regardless of the appreciation of the Basket, which may be significant. Therefore, under certain circumstances, your return may be less than the return you would have otherwise received if you had invested directly in the Basket Indices individually, the stocks underlying the Basket Indices or contracts relating to the Basket Indices for which there is an active secondary market.

The appreciation potential of the notes will be limited by the Maximum Return, if applicable.

        If the notes have a Maximum Return, the appreciation potential of the notes is limited to the fixed dollar amount per $1,000 principal amount note specified in the applicable terms supplement as the Maximum Return. The Additional Amount will equal no more than the Maximum Return. Accordingly, the appreciation potential of the notes will be limited to the Maximum Return even if the Additional Amount calculated with reference to the Basket Return and Participation Rate would be greater than the Maximum Return.

The Basket Commodities may not be equally weighted.

        Unless otherwise specified in the relevant terms supplement, the Basket is composed of up to eight commodities, each of which may have a different weight in determining the value of the Basket, depending on the Commodity Weightings specified in the relevant terms supplement. For example, the relevant terms supplement may specify that the Basket will consist of all eight Basket Commodities and the Aluminum Weighting, the Brent Crude Weighting, the Copper Weighting, the Gold Weighting, the Lead Weighting, the Nickel Weighting, the Silver Weighting and the Zinc Weighting are 25%, 15%, 10%, 20%, 5%, 5%, 10% and 10%, respectively. Furthermore, some of the Basket Commodities may have weightings of 0%, in which case they will not be included in the Basket. One consequence of such an unequal weighting of the Basket Commodities is that the same percentage change in two of the Basket Commodities may have different effects on the Basket Closing Level. For example, if the Aluminum Weighting is greater than the Copper Weighting, a 5% decrease in Aluminum will have a greater effect on the Basket Closing Level than a 5% decrease in Copper.

PS-10

Changes in the value of the Basket Commodities may offset each other.

        Unless otherwise specified in the relevant terms supplement, the notes are linked to a weighted Basket composed one or more of Aluminum, Brent Crude, Copper, Gold, Lead, Nickel, Silver and Zinc. Price movements in the Basket Commodities may not correlate with each other. At a time when the value of one or more of the Basket Commodities increases, the value of the other Basket Commodities may not increase as much or may even decline in value. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Basket Commodities may be moderated, or more than offset, by lesser increases or declines in the level of the other Basket Commodity or Commodities, particularly if the Basket Commodity or Commodities that appreciate are of relatively low weight in the Basket. For example, in an equally weighted Basket of eight Basket Commodities, a 10% appreciation of each of four of the Basket Commodities from the pricing date to the Basket Valuation Date(s) would be completely offset by a 10% decline in each of the remaining Basket Commodities from the pricing date to the Basket Valuation Date(s). There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. Unless the relevant terms supplement provides for interest payments, a Knock-Out feature and/or a Minimum Return, if the Basket Return is flat or negative, you will only receive the principal amount of your notes at maturity.

The Basket may consist of only one Basket Commodity.

        In certain cases, only one Basket Commodity may compose the entire Basket. If there is only one Basket Commodity, that Basket Commodity will be weighted as 100% of the Basket. In such cases, the Basket Closing Level will be determined with respect to the closing level of the single Basket Commodity, and changes in other Basket Commodities will have no effect on the Basket Closing Level.

If the Participation Rate is less than 100%, the Additional Amount will be limited by the Participation Rate.

        If the Participation Rate is less than 100% and the Ending Basket Level exceeds the Starting Basket Level, the Additional Amount you receive at maturity will equal only a percentage, as specified in the relevant terms supplement, of the Basket performance above the Starting Basket Level. Under these circumstances, the Additional Amount you receive at maturity will not fully reflect the performance of the Basket.

Prices for the Basket Commodities may change unpredictably and affect the value of the notes in unanticipated ways.

        The Basket Commodities are concentrated in non-ferrous metals and oil, which are subject to variables that may be less significant to the values of securities such as stocks and bonds. Prices for the Basket Commodities are affected by a variety of factors, including changes in supply and demand relationships, governmental programs and policies, national and international political and economic events, changes in interest and exchange rates, trading activities in commodities and related contracts, trade, fiscal, monetary and exchange control policies and with respect to oil, drought, floods, weather, government intervention, embargoes and tariffs. These additional variables may create additional investment risks that cause the value of the notes to be more volatile than the values of traditional securities. The price volatility of each Basket Commodity also affects the value of the forwards and forward contracts related to that Basket Commodity and therefore its price at any such time. These and other factors may also affect the prices for the Basket Commodities and the value of your notes in unpredictable or unanticipated ways and may cause the prices of the Basket Commodities to move in unpredictable or unanticipated directions and at unpredictable or unanticipated rates. It is not possible to predict accurately the aggregate effect of all or any of such factors on the prices of the Basket Commodities.

PS-11

An investment in the notes is subject to risks associated with the London Metal Exchange.

        Some of the Basket Commodities (Aluminum, Copper, Lead, Nickel and Zinc) are traded on the LME. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

        In addition, the LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery up to 63, 27 and 15 months forward (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on any Basket Valuation Date, the official U.S. dollar cash buyer settlement prices per metric ton of each Basket Commodity and, consequently, the Basket Return, could be adversely affected.

An investment in the notes is subject to risks associated with the London Bullion Market Association.

        Some of the Basket Commodities (Gold and Silver) are traded on the LBMA. Investments in securities indexed to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

        The closing prices of Gold and Silver will be determined by reference to fixing prices reported by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of Gold and Silver may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

An investment in the notes is subject to risks associated with ICE Futures.

        One of the Basket Commodities (Brent Crude) is traded on ICE Futures. Investments in securities linked to the value of commodities that are traded on non-U.S. exchanges involve risks associated with the markets in those countries, including risks of volatility in those markets and governmental intervention in those markets.

Owning the notes is not the same as owning Basket Commodities or related commodities contracts directly.

        The return on your notes will not reflect the return you would realize if you actually purchased the Basket Commodities or exchange-traded or over-the-counter instruments based on any of the Basket Commodities. You will not have any rights that holders of such instruments have.

PS-12

The notes are designed to be held to maturity.

        The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket has appreciated since the date of the issuance of the notes. The potential returns described in any terms supplement assume that your notes are held to maturity.

Secondary trading may be limited.

        Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

        J.P. Morgan Securities Inc. (“JPMSI”) may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes. If at any time JPMSI or another Agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

        Many economic and market factors will influence the value of the notes. We expect that, generally, the prices of the Basket Commodities on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the level of the Basket. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the prices of the Basket Commodities;

•	the market price of the physical commodities upon which the futures contracts that compose the applicable Basket Commodity are based or the exchange-traded futures contracts on such Basket Commodities;

•	the time to maturity of the notes;

•	supply and demand trends for each of the Basket Commodities at any time;

•	interest and yield rates in the market generally;

•	economic, financial, political, regulatory or judicial events that affect the Basket Commodities or commodities markets generally and which may affect the Basket Return;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the various currencies relevant to the Basket; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

        You cannot predict the future performance of the Basket based on its historical performance. The Ending Basket Level may be flat or negative as compared to the Starting Basket Level, in which event you will only receive the principal amount of your notes at maturity unless the relevant terms supplement provides for interest payments or includes a Knock-Out feature.

The notes are not regulated by the Commodity Futures Trading Commission.

        The net proceeds to be received by us from the sale of the notes will not be used to purchase or sell any commodities futures contracts or options on futures contracts for your benefit. An investment in the notes thus does not constitute either an investment in futures contracts, options on futures contracts or in a collective investment vehicle that trades in these futures contracts (i.e., the notes will

PS-13

not constitute a direct or indirect investment by you in the futures contracts), and you will not benefit from the regulatory protections of the Commodity Futures Trading Commission, commonly referred to as the “CFTC”. We are not registered with the CFTC as a futures commission merchant and you will not benefit from the CFTC’s or any other non-U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered futures commission merchant. Unlike an investment in the notes, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be subject to regulation as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a commodity pool operator, or qualify for an exemption from the registration requirement. Because the notes will not be interests in a commodity pool, the notes will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a commodity pool operator, and you will not benefit from the CFTC’s or any non-U.S. regulatory authority’s regulatory protections afforded to persons who invest in regulated commodity pools.

Commodities prices are volatile and are affected by numerous factors, certain of which are specific to the market for each commodity.

        A decrease in the price of any of the Basket Commodities may have a material adverse effect on the value of the notes and your return on your investment in the notes. The Basket Commodities are subject to the effect of numerous factors, certain of which are specific to the market for each Basket Commodity, as discussed below.

        Aluminum

        The price of aluminum is primarily affected by the global demand for and supply of aluminum, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for aluminum is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for aluminum include the automobile, packaging and construction sectors. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for aluminum in various applications. Their availability and price will also affect demand for aluminum. The supply of aluminum is widely spread around the world, and the principal factor dictating the smelting of such aluminum is the ready availability of inexpensive power. The supply of aluminum is also affected by current and previous price levels, which will influence investment decisions in new smelters. Other factors influencing supply include transportation problems, labor strikes and shortages of power and raw materials. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Brent Crude

        The price of IPE brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Crude oil prices are generally more volatile and subject to dislocation than prices of other commodities. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of Oil and Petroleum Exporting Countries (“OPEC”) and other crude oil

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producers. Crude oil prices are determined with significant influence by OPEC. OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes). It is not possible to predict the aggregate effect of all or any combination of these factors.

        Copper

        The price of copper is primarily affected by the global demand for and supply of copper, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and industrial development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. Apart from the United States, Canada and Australia, the majority of copper concentrate supply (the raw material) comes from outside the Organization for Economic Cooperation and Development countries. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activity. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Gold

        The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Lead

        The price of lead is primarily affected by the global demand for and supply of lead, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for lead is significantly influenced by the level of global industrial economic activity. The storage battery industrial sector is particularly important to demand for lead given that the use of lead in the manufacture of batteries accounts for a significant percentage of world-wide lead demand. Growth in the production of batteries will drive lead demand. The power generation industrial sector is also important to demand for lead given that the use of lead in the manufacture of power generation units accounts for a significant percentage of world-wide lead demand. Additional applications of lead include gasoline additives, pigments, chemicals and crystal glass. Use in the manufacture of these products will also influence demand for lead. An additional, but highly volatile,

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component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of lead is widely spread around the world. The supply of lead is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. A critical factor influencing supply is the environmental and regulatory regimes of the countries in which lead is mined and processed. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Nickel

        The price of nickel is primarily affected by the global demand for and supply of nickel, but is also influenced from time to time by speculative actions and by currency exchange rates. Demand for nickel is significantly influenced by the level of global industrial economic activity. The stainless steel industrial sector is particularly important to demand for nickel given that the use of nickel in the manufacture of stainless steel accounts for a significant percentage of world-wide nickel demand. Growth in the production of stainless steel will therefore drive nickel demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for nickel in various applications. Their availability and price will also affect demand for nickel. Nickel supply is dominated by Canada and the Commonwealth of Independent States (the “CIS”). Exports from the CIS have increased in recent years. The supply of nickel is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Silver

        The price of silver is primarily affected by global demand for and supply of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as the United Mexican States and the Republic of Peru. The demand for and supply of silver affect silver prices, but not necessarily in the same manner as supply and demand affect the prices of other commodities. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time-to-time, above-ground inventories of silver may also influence the market. The major end uses for silver include industrial applications, photography and jewelry and silverware. It is not possible to predict the aggregate effect of all or any combination of these factors.

        Zinc

        The price of zinc is primarily affected by the global demand for and supply of zinc, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for zinc is significantly influenced by the level of global industrial economic activity. The galvanized steel industrial sector is particularly important to demand for zinc given that the use of zinc in the manufacture of galvanized steel accounts for a significant percentage of world-wide zinc demand. The galvanized steel sector is in turn heavily dependent on the automobile and construction sectors. Growth in the production of galvanized steel will drive zinc demand. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. The supply of zinc concentrate (the raw material) is dominated by Australia, North America and Latin America. The supply of zinc is also affected by current and previous price levels, which will influence investment decisions in new mines and smelters. Low prices for zinc in the

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early 1990s tended to discourage such investments. It is not possible to predict the aggregate effect of all or any combination of these factors.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

        While the payment at maturity will be based on the full principal amount of your notes as described in the relevant terms supplement, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by JPMSI, as a result of such compensation or other transaction costs.

The London Metal Exchange has no obligation to consider your interests.

        The LME is responsible for calculating the official U.S. dollar cash buyer settlement price per metric ton for Aluminum, Copper, Lead, Nickel and Silver. The LME may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash buyer settlement price per metric ton for any or all of these Basket Commodities. Any of these actions could adversely affect the value of the notes. The LME has no obligation to consider your interests in calculating or revising the official U.S. dollar cash buyer settlement price per metric ton for these Basket Commodities.

ICE Futures has no obligation to consider your interests.

        ICE Futures is responsible for calculating the official U.S. dollar cash settlement price per barrel for Brent Crude. ICE Futures may alter, discontinue or suspend calculation or dissemination of the official U.S. dollar cash settlement price per barrel for Brent Crude. Any of these actions could adversely affect the value of the notes. ICE Futures has no obligation to consider your interests in calculating or revising the official U.S. dollar cash settlement price per Barrel for Brent Crude.

The London Bullion Market Association has no obligation to consider your interests.

        The LBMA is responsible for calculating the official afternoon Gold fixing level in U.S. dollars per troy ounce and Silver fixing level in U.S. dollars per troy ounce. The LBMA may alter, discontinue or suspend calculation or dissemination of the official afternoon Gold fixing level in U.S. dollars per troy ounce and/or Silver fixing level in U.S. dollars per troy ounce. Any of these actions could adversely affect the value of the notes. The LBMA has no obligation to consider your interests in calculating or revising the official afternoon Gold fixing level and/or the official Silver fixing level.

We or our affiliates may have adverse economic interests to the holders of the notes.

        JPMSI and other affiliates of ours trade the individual Basket Commodities and other financial instruments related to the Basket Commodities on a regular basis, for their accounts and for other accounts under their management. JPMSI and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Basket Commodities. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the level of the Basket and, accordingly, could affect the value of the notes and any Additional Amount payable to you at maturity.

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        Additionally, we or one of our affiliates may currently or from time to time engage in trading activities related to the Basket Commodities. We or one or more of our affiliates may also publish research reports, or otherwise express views, with respect to such investments or regarding expected movements in prices of the Basket Commodities. We do not make any representation or warranty to any purchaser of a note with respect to any matters whatsoever relating to such activities or future price movements of the Basket Commodities.

        Furthermore, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the level of the Basket or the Basket Commodities. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

        We may have hedged our obligations under the notes through certain affiliates, who would expect to make a profit on such hedge. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, such hedging may result in a profit that is more or less than expected, or it may result in a loss.

        JPMSI, one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Ending Basket Level, the Basket Return, the Additional Amount, if any, we will pay to you at maturity and the Basket Closing Level, including the Aluminum Return, the Aluminum Closing Level, the Brent Crude Return, the Brent Crude Closing Level, the Copper Return, the Copper Closing Level, the Gold Return, the Gold Closing Level, the Lead Return, the Lead Closing Level, the Nickel Return, the Nickel Closing Level, the Silver Return, the Silver Closing Level, the Zinc Return and the Zinc Closing Level, as well as whether the Basket Closing Level is greater than or equal to the Knock-Out Level, for notes with a Knock-Out feature, on any trading day during the term of the notes as specified in the applicable terms supplement, whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. The calculation agent will also be responsible for determining whether a market disruption event has occurred, whether trading in one or more of the Basket Commodities has been discontinued on the LME, ICE Futures or the LBMA, and, if the notes bear interest, whether a day is an Interest Payment Date. In performing these duties, JPMSI may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMSI, as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

        The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the Basket Closing Level or the Basket Return on any Basket Valuation Date and calculating the payment at maturity that we are required to pay you. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that one or more of the Basket Valuation Dates and the maturity date will be postponed and your return will be adversely affected. See “General Terms of the Notes — Market Disruption Events.”

Generally, if the term of the notes is not more than one year, the notes will be treated as short-term debt instruments for U.S. federal income tax purposes.

        Generally, if the term of the notes is not more than one year (including the last possible date that the notes could be outstanding), the notes will be treated as “short-term” debt instruments for U.S. federal income tax purposes. No statutory, judicial or administrative authority directly addresses the treatment of notes or instruments similar to the notes for U.S. federal income tax purposes, and no ruling is being requested from the Internal Revenue Service with respect to the notes. As a result, certain aspects of the tax treatment of an investment in the notes are uncertain. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 51-I and consult your tax adviser regarding your particular circumstances.

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Generally, if the term of the notes is more than one year, the notes will be contingent payment debt instruments for U.S. federal income tax purposes.

        Generally, if the term of the notes is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes. As a result, you will generally be required to recognize interest income in each year at a “comparable yield,” even though we may not make any payments with respect to the notes until maturity. Interest included in income will increase your basis in the notes and the projected amount of stated interest, if any, will reduce your basis in the notes. Generally, amounts received at maturity or on earlier sale or disposition in excess of your basis will be treated as additional interest income while any loss will be treated as an ordinary loss to the extent of all previous inclusions with respect to the notes, which will be deductible against other income (e.g., employment and interest income) with the balance treated as capital loss, which may be subject to limitations. Losses may be subject to special reporting requirements. You are urged to review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 51-I and consult your tax adviser regarding your particular circumstances.

JPMorgan Chase & Co. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

        If you are an employee of JPMorgan Chase & Co. or one of its affiliates, you may only acquire the notes for investment purposes and you must comply with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

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USE OF PROCEEDS

        Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The original issue price of the notes includes each agent’s commissions (as shown on the cover page of the relevant terms supplement) paid with respect to the notes which commissions include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss. See also “Use of Proceeds” in the accompanying prospectus.

        On or prior to the pricing date set forth in the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Basket Commodities, or in instruments whose value is derived from the Basket Commodities. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially affect the Basket Return and thus the value of your notes, and therefore effectively establish a higher level that the Basket must achieve for you to receive at maturity of the notes more than the applicable principal amount of your notes (other than, if applicable, any interest payment or payment of the Minimum Return). From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Commodities or in instruments whose value is derived from the Basket Commodities. Although we have no reason to believe that any of these activities will have a material impact on the level of the Basket or the value of the notes, we cannot assure you that these activities will not have such an effect.

        We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

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THE BASKET

        All information regarding the Basket set forth in this product supplement no. 51-I has been derived from publicly available information. Information related to the commodities futures contracts which trade on the London Metal Exchange (the “LME”), ICE Futures (the “ICE Futures”) or the London Bullion Market Association (the “LBMA”) reflects the policies of, and is subject to change by, the LME, ICE Futures or the LBMA, as applicable. We make no representation or warranty as to the accuracy or completeness of such information.

        The Basket consists of up to eight commodities (each a “Basket Commodity” and, together, the “Basket Commodities”) — Aluminum, Copper, Lead, Nickel and Zinc, which trade on the LME, Brent Crude, which trade on ICE Futures, and Gold and Silver, which trade on the LBMA. Each of the eight Basket Commodities is weighted in the Basket as specified in the relevant terms supplement. The official U.S. dollar cash buyer settlement price of each Copper, Gold, Lead, Nickel and Zinc will be determined by reference to the official U.S. dollar cash buyer settlement price per metric ton for such Basket Commodity quoted by the LME, as reported by Bloomberg Financial Markets. The official U.S. dollar cash settlement price of Brent Crude will be determined by reference to the official U.S. dollar cash settlement price per barrel for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures, as reported by Bloomberg Financial Markets. The official fixing level of Gold will be determined by reference to the official afternoon Gold fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets. The official fixing level of Silver will be determined by reference to the official Silver fixing level in U.S. dollars per troy ounce quoted by the LBMA, as reported by Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The Basket Commodities

        The official settlement price or fixing level for each Basket Commodity will be determined as described below.

•	Aluminum — The official U.S. dollar cash buyer settlement price of Aluminum is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOAHDY.” The official U.S. dollar cash buyer settlement price of Aluminum is determined by reference to the LME’s “High Grade Primary Aluminum Contract.”

•	Brent Crude — The official U.S. dollar cash settlement price of Brent Crude is the official U.S. dollar cash settlement price (express in dollars per barrel) for Brent Crude of the futures contract in respect of the first nearby month quoted by ICE Futures and displayed on Bloomberg under the symbol “CO1.”

•	Copper — The official U.S. dollar cash buyer settlement price of Copper is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOCADY.” The official U.S. dollar cash buyer settlement price of Copper is determined by reference to the LME’s “Copper — Grade A Contract.”

•	Gold — The official afternoon fixing level in U.S. dollars per troy ounce quoted by the LBMA and displayed on Bloomberg under the symbol “GOLDLNPM.”

•	Lead — The official U.S. dollar cash buyer settlement price of Lead is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOPBDY.” The official U.S. dollar cash buyer settlement price of Lead is determined by reference to the LME’s “Standard Lead Contract.”

•	Nickel — The official U.S. dollar cash buyer settlement price of Nickel is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and

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displayed on Bloomberg under the symbol “LONIDY.” The official U.S. dollar cash buyer settlement price of Nickel is determined by reference to the LME’s “Primary Nickel Contract.”

•	Silver — The official fixing level in U.S. dollars per troy ounce (expressed in cents) as determined by the market making members of the LBMA at 12:00 p.m. each business day and quoted by the LBMA and displayed on Bloomberg under the symbol “SLVRLN.”

•	Zinc — The official U.S. dollar cash buyer settlement price of Zinc is the official U.S. dollar cash buyer settlement price (expressed in dollars per metric ton) quoted by the LME and displayed on Bloomberg under the symbol “LOZSDY.” The official U.S. dollar cash buyer settlement price of Zinc is determined by reference to the LME’s “Special High Grade Zinc Contract.”

        For information regarding how the Basket will be calculated if one or more of the settlement prices or fixing levels of the Basket Commodities is not calculated by the LME, ICE Futures or the LBMA or published by Bloomberg, see “Discontinuation of trading on the LME, ICE Futures or the LBMA in the Basket Commodities; Alteration of Method of Calculation” below.

The London Metal Exchange

        The LME was established in 1877 and is the principal metal exchange in the world on which contracts for delivery of copper, lead, zinc, tin, aluminum, aluminum alloy and nickel are traded. In contrast to U.S. futures exchanges, the LME operates as a principals’ market for the trading of forward contracts, and is therefore more closely analogous to the over-the-counter physical commodity markets than futures markets. As a result, members of the LME trade with each other as principals and not as agents for customers, although such members may enter into offsetting “back-to-back” contracts with their customers. In addition, while futures exchanges permit trading to be conducted in contracts for monthly delivery in stated delivery months, historically LME contracts used to be established for delivery on any day (referred to as a “prompt date”) from one day to three months following the date of contract. Currently, LME contracts may be established for monthly delivery up to 15, 27 and 63 months forward (depending on the commodity). Further, because it is a principals’ forward market, there are no price limits applicable to LME contracts, and prices could decline without limitation over a period of time. Trading is conducted on the basis of warrants that cover physical material held in listed warehouses.

        The LME is not a cash-cleared market. Both interoffice and floor trading are cleared and guaranteed by a system run by the London Clearing House, whose role is to act as a central counterparty to trades executed between clearing members and thereby reduce risk and settlements costs. The LME is subject to regulation by the Securities and Investments Board.

        The bulk of trading on the LME is transacted through inter-office dealing which allows the LME to operate as a 24-hour market. Trading on the floor takes place in two sessions daily, from 11:40 a.m. to 1:15 p.m. and from 3:10 to 4:35 p.m., London time. The two sessions are each broken down into two rings made up of five minutes’trading in each contract. After the second ring of the first session the official prices for the day are announced. Contracts may be settled by offset or delivery and can be cleared in U.S. dollars, pounds sterling, Japanese yen and euros. Prices are quoted in U.S. dollars.

        Copper and tin have traded on the LME since its establishment. The Copper Contract was upgraded to High Grade Copper in November 1981 and again to today’s Grade-A Contract which began trading in June 1986. Primary Aluminum was introduced as a 99.5% contract in December 1978 and today’s High Grade Primary Aluminum Contract began trading in August 1987. Nickel joined the exchange the year after aluminum, in April 1979. The LME share (by weight) of world terminal market trading is over 90% of all copper and virtually all aluminum, lead, nickel, tin and zinc.

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ICE Futures

        General

        In May 2000, IntercontinentalExchange, Inc. (“ICE”), was established, with its founding shareholders representing some of the world’s largest energy traders. ICE’s mission was to transform over-the-counter trading by providing an open, accessible, multi-dealer, around-the-clock electronic energy exchange. The exchange was built and offered the trading community better price transparency, more efficiency, greater liquidity and lower costs than manual trading. In June 2001, ICE expanded its business into futures trading by acquiring the International Petroleum Exchange (the “IPE”), now ICE Futures, which operated Europe’s leading open-outcry energy futures exchange. Since 2003, ICE has partnered with the Chicago Climate Exchange to host its electronic marketplace. In April 2005, the entire ICE portfolio of energy futures became fully electronic.

        IPE, the predecessor of ICE Futures was established in London in 1980 as a traditional open-cry auction market by a group of energy and trading companies. The IPE launched the gas oil futures contracts in 1981, followed by the brent crude oil futures contract in 1988 and the natural gas futures contract in 1997.

        ICE Futures is a Recognized Investment Exchange in the United Kingdom and is regulated by the U.K. Financial Services Authority. ICE Futures is a regulated marketplace in which industry participants use futures and options to minimize their price exposure in the physical energy market. Trading in futures and options is offered exclusively electronically and access to the trading platform is offered directly via the Internet, through private telecommunications lines, through an independent software vendor or through an ICE Futures exchange member’s own conformed front-end system.

        The IPE Brent Blend Crude Oil Futures Contract

        The IPE brent blend crude oil futures contract was introduced in 1988 and is used to price a portion of the world’s traded oil. The Brent Crude contract represents the right to receive a future delivery of 1,000 net barrels of brent blend crude oil per unit and is quoted at a price that represents one barrel of brent blend crude oil. The delivery point of crude oil underlying the contract is Sullom Voe, Scotland. The Brent Crude contract is a deliverable contract based on an Exchange of Futures for Physical (“EFP”) delivery mechanism with an option to cash settle. This mechanism enables companies to take delivery of physical crude supplies through EFP or, alternatively and more commonly, open positions that can be cash settled at expiration against a physical price index. Trading in the contract will cease at the close of business on the business day immediately preceding the 15th day prior to the first day of the delivery month, if such 15th day is a banking day in London. If the 15th day is a non-banking day in London (including Saturday), trading will cease on the business day immediately preceding the first business day prior to the 15th day prior to the first day of the delivery month that is a banking day in London. Such dates are published by ICE Futures.

The London Bullion Market Association

        The London Gold Bullion Market

        The London gold bullion market is the principal global clearing center for over-the-counter gold bullion transactions, including transactions in spot, forward and options contracts, together with exchange-traded futures and options and other derivatives. The principal representative body of the London gold bullion market is the LBMA. The LBMA, which was formally incorporated in 1987, is a self-regulatory association currently comprised of 60 members, of which 9 are market-making members, plus a number of associate members around the world.

        Twice daily during London trading hours, at 10:30 a.m. and 3:00 p.m., there is a “fixing” which provides reference gold prices for that day’s trading. Formal participation in the London gold fixing is traditionally limited to five market-making members of the LBMA.

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        Clients place orders with the dealing rooms of fixing members, who net all orders before communicating their interest to their representatives at the fixing. Orders may be changed at any time during these proceedings. Prices are adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. There are no price limits applicable to LBMA contracts and, consequently, prices could decline without limitation over a period of time.

        The London Silver Market

        The London silver market is the principal global clearing center for over-the-counter silver transactions, including transactions in spot, forward and options contracts, together with exchange traded futures and options and other derivatives. The principal representatives body of the London silver market is the LBMA.

        At noon on each business day, there is a “fixing” which provides reference silver prices for that day’s trading. Formal participation in the London silver fixing is traditionally limited to three market-making members of the LBMA.

        Clients place orders with the dealing rooms of three market-making members, who net all orders before communicating their interest to their representative at the silver fixing meeting. Orders may be changed at any time during these proceedings. The silver price is adjusted to reflect whether there are more buyers or sellers at a given price until supply and demand are balanced. If the prices do not match, the same procedures are followed again at higher or lower prices, at which time the price is declared fixed. All fixing orders are then fulfilled at this price, which is communicated to the market through various media. The London Silver Fix Price is the most widely used benchmark for daily silver prices.

        The official afternoon gold fixing level in U.S. dollars per troy ounce and the official silver fixing level in U.S. dollars per troy ounce are available on the LBMA website at www.lbma.org.uk. We make no representation or warranty as to the accuracy or completeness of the information obtained from the LBMA website. No information contained on the LBMA website is incorporated by reference in this product supplement.

No Relationship between the LME, ICE Futures or the LBMA and J.P. Morgan Chase & Co.

        The notes are not sponsored, endorsed, sold or promoted by the LME, ICE Futures or the LBMA. The LME, ICE Futures and the LBMA make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. The LME, ICE Futures and the LBMA have no obligation to take the needs of JPMorgan Chase & Co. or the holders of the notes into consideration in determining or implementing its business practices. The LME, ICE Futures and the LBMA are not responsible for and have not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. The LME, ICE Futures and the LBMA have no obligation or liability in connection with the administration, marketing or trading of the notes.

        THE LME, ICE FUTURES AND THE LBMA DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES OR THE LBMA AND THE LME, ICE FUTURES AND THE LBMA SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREOF. THE LME, ICE FUTURES AND THE LBMA MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY JPMORGAN CHASE & CO., HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE PRICES OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES OR THE LBMA. THE LME, ICE FUTURES AND THE LBMA MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE PRICES

PS-24

OF THE COMMODITIES WHICH COMPOSE THE BASKET WHICH ARE TRADED ON THE LME, ICE FUTURES OR THE LBMA. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE LME, ICE FUTURES OR THE LBMA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY THE LME, ICE FUTURES OR THE LBMA AND THE LME, ICE FUTURES AND THE LBMA MAKE NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE NOTES.

Discontinuation of trading on the LME, ICE Futures or the LBMA in the Basket Commodities; Alteration of Method of Calculation

        If the LME, ICE Futures or the LBMA discontinues trading in any of the Basket Commodities, the calculation agent may, in its sole discretion, replace such commodity with another commodity, whose price is quoted on the LME, ICE Futures, the LBMA or any other exchange, that the calculation agent, in its sole discretion, determines to be comparable to the discontinued commodity. The calculation agent may also, in its sole discretion, change the percentage weight of the remaining commodities in the Basket if the calculation agent determines, in its sole discretion, that such change will result in a comparable basket. (In either case, such basket being referred to herein as a “successor basket,” or, if the Basket consists of only one Basket Commodity, a “successor basket commodity.”) Any Basket Closing Level will be determined by reference to the level of such successor basket or successor basket commodity, as applicable, at the close of trading on the LME, ICE Futures, the LBMA or any other relevant exchange or market for the successor basket or successor basket commodity, as applicable, on such Basket Valuation Date.

        Upon any selection by the calculation agent of a successor basket or successor basket commodity, as applicable, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

        If the LME, ICE Futures or the LBMA discontinues trading in any of the Basket Commodities prior to, and such discontinuation is continuing on, any Basket Valuation Date and the calculation agent determines, in its sole discretion, that no successor basket or, if there is only one Basket Commodity, successor basket commodity is available at such time, or the calculation agent has previously selected a successor basket or successor basket commodity, as applicable, and trading of any of the Basket Commodities then included in such successor basket or successor basket commodity, as applicable, is discontinued prior to, and discontinuation is continuing on, such Basket Valuation Date or other relevant date, then the calculation agent will determine the Basket Closing Level for such date; provided that, if the calculation agent determines that no successor basket or successor basket commodity, as applicable, exists, the Basket Closing Level will be the closing level that the calculation agent, in its sole discretion, determines to be fair and commercially reasonable under the circumstances at approximately 10:00 a.m. New York City time on the date following the relevant Basket Valuation Date.

        Notwithstanding these alternative arrangements, discontinuation of trading on the LME, ICE Futures or the LBMA in any of the Basket Commodities may adversely affect the value of the notes.

        If at any time the method of calculating the price of the Basket Commodities or the commodities composing any successor basket or successor basket commodity, as applicable, is changed in a material respect by the LME, ICE Futures, the LBMA or any other relevant exchange, or if the reporting thereof is in any other way modified so that such price does not, in the opinion of the calculation agent, fairly represent the value of the Basket as described herein, the calculation agent shall, at the close of business in New York City on each day on which the Basket Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of the Basket. The calculation agent shall cause written notice of such calculations and adjustments to be furnished to the holders of the notes.

PS-25

GENERAL TERMS OF THE NOTES

Calculation Agent

        JPMSI will act as the calculation agent. The calculation agent will determine, among other things the Ending Basket Level, the Basket Return, the amount we will pay you at maturity and the Basket Closing Level on any Basket Valuation Date, including the Aluminum Return, the Aluminum Closing Level, the Brent Crude Return, the Brent Crude Closing Level, the Copper Return, the Copper Closing Level, the Gold Return, the Gold Closing Level, the Lead Return, the Lead Closing Level, the Nickel Return, the Nickel Closing Level, the Silver Return, the Silver Closing Level, the Zinc Return and the Zinc Closing Level, as well as, if applicable, whether a Knock-Out Event has occurred (for notes with a Knock-Out Level), whether the Ending Basket Level is equal to or greater than the Starting Basket Level and, if the notes bear interest, the amount of interest payable, if any, on any Interest Payment Date. In addition, the calculation agent will determine whether there has been a market disruption event or a discontinuation of trading on the LME, ICE Futures or the LBMA with respect to any Basket Commodity and, if the notes bear interest, whether a day is an Interest Payment Date. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

        The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity and each Interest Payment Date, if applicable, on or prior to 11:00 a.m. on the business day preceding the maturity date and each Interest Payment Date, if applicable.

        All calculations with respect to the Ending Basket Level, the Basket Return (including the Aluminum Return, the Brent Crude Return, the Copper Return, the Gold Return, the Lead Return, the Nickel Return, the Silver Return and the Zinc Return) and the settlement price or fixing level of each Basket Commodity on the pricing date will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the Additional Amount payable at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

        Certain events may prevent the calculation agent from calculating the Basket Closing Level on any Basket Valuation Date and, consequently, the Basket Return and the Additional Amount, if any, that we will pay to you at maturity of the notes. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

        With respect to the LME, ICE Futures, the LBMA, or any other relevant exchange and each of the Basket Commodities, a “market disruption event” means:

•	a suspension, absence or material limitation of trading in (i) such Basket Commodity on its relevant exchange, as determined by the calculation agent, or (ii) futures or options contracts relating to such Basket Commodity on the relevant exchange for those contracts, as determined by the calculation agent;

•	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, such Basket Commodity on its relevant exchange, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to such Basket Commodity on its relevant exchange;

PS-26

•	the closure on any day of the relevant exchange for such Basket Commodity on a scheduled trading day prior to the scheduled weekday closing time of such relevant exchange (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the relevant exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such relevant exchange on such scheduled trading day for such relevant exchange and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such relevant exchange;

•	any scheduled trading day on which (i) the relevant exchange for such Basket Commodity or (ii) the relevant exchanges or quotation systems, if any, on which futures or options contracts on such Basket Commodity are traded, fails to open for trading during its regular trading session;

in each case as determined by the calculation agent in its sole discretion; and

•	a determination by the calculation in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

        For purposes of determining whether a market disruption event has occurred, unless otherwise specified in the relevant terms supplement, the following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant exchange; or

•	a decision to permanently discontinue trading in the futures or options contracts relating to a Basket Commodity.

However, the failure of Bloomberg Financial Markets to announce or publish the relevant official settlement price or fixing level specified in this product supplement no. 51-I for the relevant Basket Commodity will constitute a market disruption event.

        For this purpose, an “absence of trading” on the relevant exchange on which futures or options contracts related to a Basket Commodity are traded will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

        In contrast, a suspension or limitation of trading in a Basket Commodity, or futures or options contracts related to a Basket Commodity, if available, on their relevant exchanges, by reason of any of:

•	a price change exceeding limits set by such relevant exchange,

•	an imbalance of orders, or

•	a disparity in bid and ask quotes,

will constitute a suspension or material limitation of trading.

        “Relevant exchange” means the LME, ICE Futures, the LBMA or any primary exchange or market of trading related to the Basket Commodities or any successor basket or successor basket commodity, or any futures or options contracts relating to such Basket Commodity or any such successor basket or successor basket commodity.

Events of Default

        Under the heading “Description of Debt Securities — Events of Default, Waiver, Debt Securities in Foreign Currencies” in the accompanying prospectus is a description of events of default relating to debt securities including the notes.

PS-27

Alternate Additional Amount Calculation in Case of an Event of Default

        Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes will be equal to $1,000 (or a portion of $1,000 if there is a Partial Principal Protection Percentage set forth in the relevant terms supplement), plus the Additional Amount which will be calculated as if the date of acceleration were the final Basket Valuation Date plus, if applicable, any accrued and unpaid interest on the notes. If the notes have more than one Basket Valuation Date then, for each Basket Valuation Date scheduled to occur after the date of acceleration, the trading days immediately preceding the date of acceleration (in such number equal to the number of Basket Valuation Dates in excess of one) shall be the corresponding Basket Valuation Dates, unless otherwise specified in the relevant terms supplement. Upon any acceleration of the notes, any interest will be calculated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which interest was paid.

        If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

        Under the heading “Description of Debt Securities — Modification of the Indenture; Waiver of Compliance” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

        The provisions described in the accompanying prospectus under the heading “Description of Debt Securities —Discharge, Defeasance and Covenant Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

        The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance — The Depository Trust Company

        The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Forms of Notes” and “The Depositary.”

Registrar, Transfer Agent and Paying Agent

        Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of The Bank of New York in The City of New York.

        The Bank of New York or one of its affiliates will act as registrar and transfer agent for the notes. The Bank of New York will also act as paying agent and may designate additional paying agents.

PS-28

        Registration of transfers of the notes will be effected without charge by or on behalf of The Bank of New York, but upon payment (with the giving of such indemnity as The Bank of New York may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

        The notes will be governed by and interpreted in accordance with the laws of the State of New York.

PS-29

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of notes. This discussion applies to you if you are an initial holder of notes purchasing the notes at their issue price for cash and if you hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

        This summary is based on the Code, existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions, in each case as currently in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all aspects of the U.S. federal income taxation of the notes that may be relevant to you in light of your particular circumstances or if you are a holder of notes who is subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	an insurance company;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities or foreign currencies;

•	a person holding the notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction, or who has entered into a “constructive sale” with respect to the notes;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

        As the law applicable to the U.S. federal income taxation of instruments such as the notes is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effects of any applicable state, local or foreign tax laws are not discussed. You are urged to consult your tax adviser concerning the U.S. federal income tax consequences of owning and disposing of the notes, as well as any consequences under the laws of any state, local or foreign taxing jurisdiction.

        The following discussion does not apply to notes with a Fixed Payment. Prospective holders of such notes will be provided with a supplemental disclosure statement in the relevant terms supplement, describing the tax consequences relating to such notes.

Tax Treatment of the Notes

        We expect to seek an opinion from Davis Polk & Wardwell, our special tax counsel, regarding the treatment of the notes as debt for U.S. federal income tax purposes. The relevant terms supplement will describe Davis Polk &Wardwell’s level of comfort on this issue, which will depend on the facts of the particular offering, its receipt of certain factual representations from us at the time of the relevant offering and any additional considerations that may be relevant to the particular offering. The following discussion describes the treatment of the notes assuming that Davis Polk & Wardwell has provided us an opinion that the notes will be treated as debt for U.S. federal income tax purposes.

PS-30

Tax Consequences to U.S. Holders

        The following discussion applies to you only if you are a “U.S. Holder” of notes. You are a “U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Notes with a Term of Not More Than One Year

        If the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is not more than one year, the following discussion applies. No statutory, judicial or administrative authority directly addresses the treatment of such notes or instruments similar thereto for U.S. federal income tax purposes, and no ruling will be requested from the Internal Revenue Service (the “IRS”) with respect to the notes. As a result, certain aspects of the U.S. federal income tax consequences of an investment in such notes are uncertain.

   Tax Treatment Prior to Maturity

        Because the term of these notes is not more than one year, they will be treated as short-term obligations. Cash method holders will not be required to recognize income with respect to the notes prior to maturity, other than with respect to amounts received as stated interest, if any, or received pursuant to a sale or exchange, as described below. Although accrual method holders and certain other holders are generally required to accrue interest on short-term notes on a straight line basis, because the amount of interest that will be received with respect to the notes is uncertain, it is not clear how such accruals should be determined. If the amount of interest that will be received has become fixed (or the likelihood of interest not being a fixed amount has become “remote”) prior to the maturity date, it is likely that the amount of interest to be accrued will be determined based on the fixed amount. You should consult your tax adviser regarding the determination of the amount of any interest accruals on the notes.

   Sale, Exchange or Redemption of the Notes

        Upon a sale or exchange of a short-term note (including redemption of the notes at maturity), you should recognize gain or loss in an amount equal to the difference between the amount you receive and your adjusted basis in the note. Your adjusted basis in the note should equal the sum of the amount you paid to acquire the note and interest that you have previously included in income but not received, if any.

        The amount of any resulting loss will be treated as a capital loss, and may be subject to special reporting requirements if the loss exceeds certain thresholds. In the case of a gain resulting from redemption at maturity, the gain should be treated as ordinary interest income. It is not clear, however, whether or to what extent gain from a sale or exchange prior to maturity should be treated as capital gain or ordinary interest income. If the amount of interest to be received at maturity has become fixed (or the likelihood of such amount not being a fixed amount has become “remote”) prior to a sale or exchange, it is likely that the portion of gain on such sale or exchange that should be treated as accrued interest (and, therefore, taxed as ordinary interest income) will be determined based on the fixed amount. You should consult your tax adviser regarding the proper treatment of any gain or loss recognized upon a sale or exchange (including redemption at maturity) of a short-term note.

PS-31

   Interest on Indebtedness Incurred to Purchase the Notes

        To the extent you have not previously included interest income on the short-term notes, you may be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the notes until the maturity of the notes or until you dispose of your notes in a taxable transaction. You should consult your tax adviser regarding the possibility of such deferral.

Notes with a Term of More Than One Year

        Unless otherwise provided in the relevant terms supplement, if the term of the notes (including the issue date but not the maturity date) from issuance to maturity (including the last possible date that the notes could be outstanding) is more than one year, the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, with the consequences described below. The notes will generally be subject to the original issue discount (“OID”) provisions of the Code and the Treasury regulations issued thereunder, and you will be required to accrue as interest income the OID on the notes as described below.

        We are required to determine a “comparable yield” for the notes. The “comparable yield” is the yield at which we could issue a fixed rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. Solely for purposes of determining the amount of interest income that you will be required to accrue, we are also required to construct a “projected payment schedule” in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield.

        Unless otherwise provided in the relevant terms supplement, we will provide, and you may obtain, the comparable yield for a particular offering of notes, and the related projected payment schedule, in the final terms supplement for such notes, which we will file with the SEC.

        Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount, if any, that we will pay on the notes.

        For U.S. federal income tax purposes, you are required to use our determination of the comparable yield and projected payment schedule in determining interest accruals and adjustments in respect of a note, unless you timely disclose and justify the use of other estimates to the IRS. Regardless of your accounting method, you will be required to accrue as interest income OID on the notes at the comparable yield, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment(s) on the notes (as described below).

        In addition to interest accrued based upon the comparable yield as described above, you will be required to recognize interest income equal to the amount of any net positive adjustment, i.e., the excess of actual payments over projected payments, in respect of a note for a taxable year. A net negative adjustment, i.e., the excess of projected payments over actual payments, in respect of a note for a taxable year:

•	will first reduce the amount of interest in respect of the note that you would otherwise be required to include in income in the taxable year; and

•	any excess will give rise to an ordinary loss, but only to the extent that the amount of all previous interest inclusions under the note exceeds the total amount of your net negative adjustments treated as ordinary loss on the note in prior taxable years.

        A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions. Any net negative adjustment in excess of the amounts described above will be carried forward to offset future interest income in respect of the note or to reduce the amount realized on a sale, exchange or retirement of the note.

PS-32

        Upon a sale, exchange or retirement of a note (including at its maturity), you generally will recognize taxable gain or loss equal to the difference between the amount received from the sale, exchange or retirement and your adjusted tax basis in the note. Your adjusted tax basis in a note will equal the cost thereof, increased by the amount of interest income previously accrued by you in respect of the note (determined without regard to any of the positive or negative adjustments to interest accruals, described above) and decreased by the amount of any prior projected payments in respect of the note. You generally must treat any gain as interest income and any loss as ordinary loss to the extent of previous interest inclusions (reduced by the total amount of net negative adjustments previously taken into account as ordinary losses), and the balance as capital loss. Such losses are not subject to the limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. The deductibility of capital losses, however, is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS. You are urged to consult your tax adviser regarding these limitations and reporting obligations.

        Special rules will apply if any contingent payment on the note becomes fixed more than six months prior to its scheduled date of payment. For purposes of the preceding sentence, a payment (including the Additional Amount) will be treated as fixed if (and when) all remaining contingencies with respect to it are remote or incidental within the meaning of the applicable Treasury regulations. Generally, in this case you would be required to make adjustments to account for the difference between the amount so treated as fixed and the projected payment in a reasonable manner over the remaining term of the note. Your tax basis in the note and the character of any gain or loss on the sale of the note could also be affected. You are urged to consult your tax adviser concerning the application of these special rules.

Tax Consequences to Non-U.S. Holders

        The following discussion applies to you only if you are a “Non-U.S. Holder” of notes. You are a “Non-U.S. Holder” if you are a beneficial owner of a note for U.S. federal income tax purposes that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a nonresident alien fiduciary of a foreign estate or trust.

        You are not a “Non-U.S. Holder” if you are an individual present in the United States for 183 days or more in the taxable year of disposition. In this case, you should consult your own tax adviser regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of a note.

        Payments to you on the notes, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income tax (including withholding tax) provided generally that you have fulfilled the certification requirement described below and such amounts are not effectively connected with your conduct of a U.S. trade or business.

        The certification requirement referred to in the preceding paragraph will be fulfilled if you certify on IRS Form W-8BEN, under penalties of perjury, that you are not a U.S. person and provide your name and address or otherwise satisfy applicable documentation requirements.

        If you are engaged in a trade or business in the United States and if the income or gain on the note, if any, is effectively connected with your conduct of such trade or business, although exempt from the withholding tax discussed above, you will generally be subject to regular U.S. income tax on such income or gain in the same manner as if you were a U.S. Holder, except that in lieu of the certificate described in the preceding paragraph, you will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. If this paragraph applies to you, you are urged to consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the notes, including the possible imposition of a 30% branch profits tax.

PS-33

        If you are an individual, your notes will not be included in your estate for U.S. federal estate tax purposes, provided that interest on the notes is not then effectively connected with your conduct of a U.S. trade or business.

Backup Withholding and Information Reporting

        Interest paid on the notes and the proceeds received from a sale, exchange or other disposition (including at maturity) of notes will be subject to information reporting if you are not an “exempt recipient” (such as a domestic corporation) and may also be subject to backup withholding at the rates specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer identification number, if you are a U.S. Holder) or meet certain other conditions. If you are a Non-U.S. Holder and you comply with the identification procedures described in the preceding section, you will generally establish an exemption from backup withholding.

        Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

PS-34

UNDERWRITING

        Under the terms and subject to the conditions contained in the Master Agency Agreement entered into between JPMorgan Chase & Co. and J.P. Morgan Securities Inc. as agent (an “Agent” or “JPMSI”), and certain other agents that may be party to the Master Agency Agreement from time to time (each an “Agent” and collectively with JPMSI, the “Agents”), each Agent participating in an offering of notes, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of notes set forth on the cover page of the relevant terms supplement. Each such Agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of the relevant terms supplement. JPMSI will allow a concession to other dealers, or we may pay other fees, in the amount set forth on the cover page of the relevant terms supplement. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time.

        We own, directly or indirectly, all of the outstanding equity securities of JPMSI. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the NASD regarding an NASD member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

        JPMSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

        In order to facilitate the offering of the notes, JPMSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, JPMSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. JPMSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if JPMSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, JPMSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. JPMSI is not required to engage in these activities, and may end any of these activities at any time.

        No action has been or will be taken by us, JPMSI or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 51-I or the accompanying prospectus supplement, prospectus or terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 51-I or the accompanying prospectus supplement, prospectus or terms supplement or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

        Each Agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this product supplement no. 51-I and the accompanying prospectus supplement, prospectus and terms supplement and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

PS-35

        The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

        The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” — the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction n° 400, dated December 29, 2003, as amended from time to time.

        The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 51-I or the accompanying prospectus supplement, prospectus or terms supplement, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

        The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 51-I and the accompanying prospectus supplement, prospectus and terms supplement may not be publicly distributed in the United Mexican States.

        Neither this product supplement no. 51-I nor the accompanying prospectus supplement, prospectus or terms supplement has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 51-I the accompanying prospectus supplement, prospectus or terms supplement, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

PS-36

BENEFIT PLAN INVESTOR CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406 of ERISA and Section 4975 of the Code, unless exemptive relief were available under an applicable statutory or administrative exemption (as described below).

        Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Section 408(b)(17) of ERISA or Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or the statutory exemptions under Section 408(b)(17) of ERISA and Section 4975(d)(20) are available or there was some other basis on which the purchase and holding of the notes is not prohibited. Each purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase of the notes that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

        Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes shall be required to represent (and deemed to constitute a representation) that such purchase and holding is not prohibited under applicable Similar Laws.

        Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief.

        Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PS-37